SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Highland Funds I

(Name of Registrant as Specified in Its Charter)

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On April 15th 2011 the funds filed an N-14 proxy statement asking shareholders to consider and approve the reorganization of Highland Floating Rate and Highland Floating Rate Advantage Fund (together, the “Existing Funds”) into a new fund: Highland Floating Rate Opportunities Fund (the “New Fund”). We expect the proposed reorganizations will offer shareholders of Floating Rate and Floating Rate Advantage the following advantages:
o	Enhanced share liquidity. As a shareholder, you will be able to buy and sell shares of the New Fund on any day that the New York Stock Exchange is open, at the shares’ net asset value (subject to a redemption fee if such shares are sold or exchanged within two months after their purchase and, with respect to Class B and Class C shares, subject to a contingent deferred sales charge)

o	Continued strength of fund management. Oversight of the New Fund will continue to be provided by the Board of Trustees of Highland Funds I, and overall management of the Acquiring Fund will continue to be provided by Highland Capital Management, L.P. (“Highland Capital”). The same portfolio manager who currently provides day-to-day management of the Existing Funds will serve as the portfolio manager of the New Fund.

o	Lower operating expenses. The New Fund is expected to incur lower expenses than the Existing Funds are currently incurring based on economies of scale generated from spreading fixed costs over more assets and the elimination of the cost of periodic repurchase offers.

o	Tax-free Reorganization. The reorganizations are intended to be tax-free for U.S. federal income tax purposes.
More information on the specific details and reasons for your Existing Fund’s proposals are contained in the Proxy Statement you should have already received. The Board of Trustees of Highland Floating Rate and Floating Rate Advantage have approved the proposed reorganizations and recommend that you vote in favor of each reorganization. Your vote is important to us. If you are unable to attend the meeting in person, we urge you to vote your proxy by mail, telephone or online so your shares may be voted according to your instructions.